Exhibit 5.1

                    [Weil, Gotshal & Manges, LLP Letterhead]


                               September 22, 1999



Westwood One, Inc.
9540 Washington Boulevard
Culver City, California  90232

Ladies and Gentlemen:

                     We have acted as counsel to Westwood One, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Post-Effective Amendment on Form S-8 ("Amendment No. 1") to the Company's Registration Statement on Form S-4 (File No. 333-85609) (together, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the assumption by Westwood of the obligations of Metro Networks, Inc. ("Metro") under options to purchase Metro common stock issued pursuant to the following Metro stock option plans: (i) the Metro Networks, Inc. 1996 Incentive Stock Option Plan; (ii) Metro Networks, Inc. 1997 Incentive Stock Option Plan; and (iii) certain non-employee director non-qualified stock option agreements (such option plans and agreements referred to in clauses (i), (ii) and (iii) being collectively referred to as the "Option Plans"). Terms defined in the Registration Statement and not otherwise defined herein are used herein with the meanings as so defined.

                     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, including the joint proxy statement/prospectus contained therein (the "Proxy Statement"), the Merger Agreement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

                     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and

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representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

                     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Westwood Common Stock to be issued by the Company as contemplated by the Amendment No. 1 have been duly authorized and, when issued as contemplated by the Amendment No. 1 and in accordance with the terms of the Option Plans, against payment of the exercise price therefor, will be validly issued, fully paid and nonassessable.

                     The opinion expressed herein is limited to the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.



                                                 Very truly yours,

                                                 /s/ Weil, Gotshal & Manges LLP